Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is entered into as of the 9th day of February, 2007, by and between Vista Healthplan, Inc., a Florida corporation, whose address 300 South Park Road, Hollywood, Florida 33021 (the “Sublandlord”), and Rewards Network Services Inc., a Delaware corporation, whose principal place of business for the purposes of this Sublease is 2 North Riverside Plaza, Suite 950, Chicago Illinois 60606 (the “Subtenant”).

RECITALS:

A. Metropolitan Life Insurance Company, a New York corporation whose address for the purposes of this Sublease is 101 East Kennedy Boulevard, Suite 2330, Tampa, Florida 33602 (the “Master Landlord”), or its predecessor(s) in interest, entered into that certain Commercial Lease Agreement, dated as of November 9, 1993, and modifications thereto (collectively the “Master Lease”) as listed below:

Subordination, Nondisturbance & Attornment Agreement, dated November 24, 1993;

First Modification of Lease Agreement, dated December 30, 1993;

First Modification of Subordination, Nondisturbance & Attornment Agreement, dated January 19, 1994;

Second Modification of Lease Agreement, dated January 27, 1994;

Third Modification of Lease Agreement, dated January 19, 1995;

Fourth Modification of Lease Agreement, dated July 10, 1995;

Fifth Modification of Lease Agreement, dated December 31, 1995;

Sixth Modification of Lease Agreement, dated October 28, 1996;

Seventh Modification of Lease Agreement, dated November 6, 2001;

Eighth Modification of Lease Agreement, dated April 14, 2003;

Notice of Sale, dated May 18, 2005.

Pursuant to the Master Lease, Master Landlord leased to Sublandlord certain premises, in part, consisting of approximately eighty-three thousand seven hundred eighty-five (83,785) rentable square feet (“Master Premises”) at the building (the “Building”) located at Venture Corporate Center III, 300 South Park Road, Hollywood, Florida 33021. A copy of the Master Lease as described above has been provided by Sublandlord to Subtenant and is incorporated herein by reference.

B. By this provision of this Sublease, Sublandlord represents it is not in default under the Master Lease and has agreed to sublease to Subtenant, and Subtenant has agreed to sublease from Sublandlord, a total of approximately twenty-one thousand eight hundred seventy-nine (21,879) rentable square feet of office space comprising the entire third floor of the Master Premises generally depicted as the hatched areas shown in Exhibit A attached hereto (such space being subleased hereunder in its present, “as-is” condition and configuration, and not as so depicted), and identified as Suite 300 (the “Subleased Premises”), in the Building described in Paragraph A above, subject to and in accordance with the provisions of the Master Lease, as modified herein by this Sublease.

C. All capitalized terms used in this Sublease, which are not defined herein, shall have the meanings set forth in the Master Lease.

NOW, THEREFORE, in consideration of the above recitals and the mutual agreements contained in this Sublease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Recitals. The Recitals set forth above are true and accurate and by this reference are incorporated herein.

2. Agreement to Sublease; Commencement Date. Sublandlord hereby agrees to sublease and demise to Subtenant, and Subtenant hereby agrees to sublease and accept from Sublandlord the Subleased Premises. Subtenant shall accept the Subleased Premises in its “AS-IS” condition (subject to the express representations of Sublandlord set forth in Paragraph 25 hereof) and acknowledges that Sublandlord is under no obligation to improve or refurbish the Subleased Premises whatsoever other than pay the build-out allowance of up to $8.00 per Rentable Square Foot (“RSF”) for a total of $175,032 pursuant to Paragraph 6(C) of this Sublease) and complying with all other terms of this Sublease and the Master Lease.

The term of this Sublease (the “Sublease Term”) shall commence at 12:01 a.m. on July 1, 2007 (the “Rent Commencement Date”). Notwithstanding the foregoing Sublandlord shall deliver possession of the Subleased Premises to Subtenant on or before March 1, 2007 for the installation of Subtenant’s equipment, improvements and fixtures. Subtenant’s occupancy of the Subleased Premises prior to the Rent Commencement Date for reasons other than the conduct of business shall be subject to all the terms and provisions of this Sublease and the Master Lease, except for the obligation to pay any Monthly Rent and any applicable additional rent.

3. Sublease Term; Expiration. The Sublease Term shall commence on the Rent Commencement Date and shall expire at 11:55 p.m. on June 30, 2009 (the “Sublease Term”), unless this Sublease is terminated earlier in accordance with the provisions hereof.

4. Commencement of Rent. The first month’s rent is due and payable upon execution of this Sublease by Subtenant. Payment of all other rent which is due under this Sublease, including Subtenant’s proportional share of any other obligations due under this Sublease, if any, shall commence on the first day of the month following the Rent Commencement Date.

5. Incorporation of Master Lease; Relationship of Parties; Assumption of Obligations.

A. Incorporation of Master Lease. Subtenant acknowledges that it has received and reviewed the Master Lease, and the terms of the Master Lease are incorporated herein by this reference. All of the provisions of the Master Lease (except those expressly excluded pursuant to the provisions of this Sublease), as the same may be modified or supplemented by this Sublease, shall apply to this Sublease and the subtenancy hereby created, except that:

(i) except as this Sublease otherwise provides or the context otherwise dictates, in each instance, where the term “Tenant” is used in such provisions, the term “Subtenant” shall be substituted;

(ii) except as this Sublease otherwise provides or the context otherwise dictates, in each instance where the term “Landlord” is used, the term “Sublandlord” shall be substituted; provided, however, notwithstanding anything to the contrary contained herein, Sublandlord shall have no duty or obligation to Subtenant to perform any of the obligations of Master Landlord or Sublandlord under the Master Lease except (A) as otherwise expressly provided in this Sublease, or (B) to maintain the Master Lease free from default by Sublandlord (in its capacity as Tenant under the Master Lease). Sublandlord agrees upon written request by Subtenant to act on Subtenant’s behalf with respect to the enforcement of any rights of Sublandlord under the Master Lease in the event of any default by Master Landlord under the Master Lease; provided, however, Sublandlord shall not be obligated to incur any out-of-pocket costs or to initiate litigation in connection therewith. Sublandlord agrees to allow Subtenant to commence litigation, if necessary, in Sublandlord’s name, to enforce Subtenant’s rights under this Sublease in which event Subtenant shall indemnify, protect, defend and hold Sublandlord harmless from and against all claims, demands, liabilities, losses, costs or expenses (including reasonable attorneys’ fees) arising from such enforcement action(s) and Subtenant will not, without Sublandlord’s prior consent which consent shall not unreasonably be delayed, withheld or conditioned, settle any such action(s) which would materially affect Sublandlord or Sublandlord’s rights or obligations under the Master Lease or create any additional financial obligation on the part of Sublandlord. Notwithstanding anything to the contrary contained in this Sublease, Subtenant acknowledges and agrees that: (i) Sublandlord shall not be liable to Subtenant for any termination of the Master Lease which is not the result of any action or failure to act of Sublandlord, and (ii) this Sublease is subordinate and subject to the Master Lease and that, except as otherwise set forth in the Consent to Sublease of Master Landlord, any termination of the Master Lease may likewise terminate this Sublease without liability whatsoever to Sublandlord except that if such termination is the result of any action or failure to act of Sublandlord under the terms of the Master Lease, then Sublandlord shall be liable to Subtenant as provided in Paragraph 18 of this Sublease; and

(iii) in each instance, where the term “Premises” is used in such provisions, the term “Subleased Premises” shall be substituted.

(iv) notwithstanding anything contained in this Sublease, the following provisions of the Master Lease shall not be incorporated in this Sublease and shall not be deemed obligations of Subtenant hereunder: Section 2 (“Demised Premises”); Section 3 (“Term”); Section 4 (“Tenant’s Plans and Specifications”); Section 5 (“Base Rent and Time of Payment”); Section 6 (“Additional Rent”); Section 9 (“Use”); Section 11 (“Assignment and Subletting”); Section 14A and B (“Default by Tenant or Landlord”); Section 15 (“Contractual Security Interest”); and Sections A, B, C, D, E, F, G, H, J, K, L, P and Q of Section 44 (“Additional Provisions”). If there is any conflict between the terms of this Sublease and the terms of the Master Lease, the terms of this Sublease shall control.

B. Assumption of Obligations by Subtenant. As an additional provision of this Sublease, Subtenant agrees that this Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of the Master Landlord thereunder. Subtenant hereby expressly assumes and agrees: (i) to comply with all of the provisions of the Master Lease relating to the Subleased Premises (except those expressly excluded or modified herein); (ii) to perform all of the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease with respect to the Subleased Premises during the term of this Sublease (except those expressly excluded herein), and (iii) to indemnify, protect, defend (with counsel reasonably acceptable to Sublandlord) and hold Sublandlord, its officers, employees agents, contractors and subcontractors free and harmless of and from all liability, judgments, costs, damages, claims, demands, and expenses (including reasonable consultants’, attorneys’ and experts’ fees and costs) arising out of (A) Subtenant’s actual or alleged failure to comply with or to perform Subtenant’s obligations under this Sublease or the obligations of the “Tenant” under the Master Lease with respect to the Subleased Premises (except those expressly excluded herein), (B) any act or failure to act by Subtenant in a manner which would constitute a breach under the Master Lease by the tenant thereunder to the extent such obligation is assumed by Subtenant under this Sublease, and

(C) Subtenant’s tortious conduct. The foregoing shall not apply to any liabilities arising from Sublandlord’s willful misconduct or negligence.

C. Sublandlord’s Indemnification. Sublandlord shall indemnify, protect, defend (with counsel reasonably acceptable to Subtenant) and hold Subtenant, its officers, employees, agents, contractors and subcontractors free and harmless of and from all liability, judgments, costs, damages, claims, demands, and expenses (including reasonable consultants’, attorneys’ and experts’ fees and costs) arising out of (i) Sublandlord’s failure to comply with or to perform Sublandlord’s obligations under this Sublease or the obligations of the “Tenant” under the Master Lease with respect to the Subleased Premises to the extent those obligations are not assumed by Subtenant under this Sublease, (ii) any act or failure to act by Sublandlord in a manner which would constitute a breach under the Master Lease by the tenant thereunder to the extent such obligation is not assumed by Subtenant under this Sublease, (iii) any breach of Sublandlord’s representations set forth in Paragraph 25 hereof, (iv) any breach by Sublandlord in its capacity as tenant under the Master Lease occurring prior to the Commencement Date of this Sublease, and (v) Sublandlord’s tortious conduct. The foregoing shall not apply to any liabilities arising from Subtenant’s willful misconduct or negligence.

D. Survival. The indemnifications set forth in subparagraphs (B) and (C) above shall survive the expiration or earlier termination of this Sublease.

6. Rent and Additional Rent.

A. Monthly Rent. Subtenant shall pay Sublandlord the monthly rent (“Monthly Rent”) for the Subleased Premises as follows:

Period	Monthly Rent
July 1, 2007 – June 30, 2008	$44,670.00
July 1, 2008 – June 30, 2009	$47,405.00

Monthly Rent and any additional rent required under this Sublease shall be paid at the times and in the manner as set forth in the Master Lease to Sublandlord at the following address: Vista Healthplan, Inc., 300 South Park Road, Hollywood, Florida 33021; provided, however, that Subtenant reserves the right, in the event and during the continuation of any default by Sublandlord in the payment of rent under the Master Lease, to make all payments of its rental obligations hereunder directly to Master Landlord, and if Subtenant makes such payments directly to Master Landlord, then Subtenant shall concurrently with any payment provide Sublandlord with reasonable evidence thereof. Subtenant shall deliver concurrently with the execution of the Sublease good and negotiable funds representing the Monthly Rent for the first month’s rent.

The rental rate shall be inclusive of all operating expenses and real estate taxes. However, the rental rate shall be exclusive of applicable sales tax, which shall be paid by Subtenant to Sublandlord with each payment of Monthly Rent at the then applicable tax rate. Operation of the HVAC system beyond the Building Hours, as defined in Paragraph 26 of this Sublease, shall be additional rent not included in the base rental rate and shall be charged at a rate of $40.00 per hour of operation and on a proportional basis for each partial hour of operation.

Additionally, Subtenant shall be entitled to install an HVAC system or equipment that serves all or a portion of the Subleased Premises exclusively, provided Subtenant also installs a timer on the system or equipment to permit Landlord’s measurement of Subtenant’s utilization of the same as Landlord may require. Subtenant shall reimburse to Sublandlord all power consumed by the same on an as-billed basis within thirty (30) days of receipt of written invoice, such billing to be based upon the following formula: Hours of use X wattage for the equipment/1000 X Sublandlord’s per kilowatt power cost.

B. Payments of Additional Rent. Sublandlord agrees that Subtenant shall not be responsible for the cost of replacing any such heating, ventilating and air conditioning system, except to the extent replacement is required as a result of the negligent acts or willful misconduct of Subtenant or its agents, employees or contractors. Notwithstanding any provision in this Sublease or in the Master Lease to the contrary, in no event shall Subtenant be responsible for any capital expenditures resulting from any future change in any law, rule, regulation or ordinance affecting the Subleased Premises and/or the Building.

C. Tenant Improvements. Within sixty (60) days of the date of execution of this Sublease, Sublandlord and Subtenant shall agree to plans and specifications for tenant improvements to be made to the Subleased Premises. Sublandlord shall not unreasonably withhold, condition or delay its consent to any plans and specifications proposed by Subtenant. A copy of the agreed plans and specifications shall be attached hereto as Exhibit B and submitted to the Master Landlord for approval. Upon receipt of said approval, Subtenant shall improve the Subleased Premises in accordance with such plans and specifications, and Sublandlord shall reimburse to Subtenant within thirty (30) days following its receipt of Subtenant’s paid invoice for the same and final releases of lien from Subtenant’s contractor, subcontractors and suppliers the lesser of Subtenant’s actual cost for the agreed improvements or to $8 per RSF as Sublandlord’s contribution to the improvements.

7. Insurance. Subtenant shall maintain insurance in the amounts and against such risks as are set forth in Paragraph 35 of the Master Lease during the Term of this Sublease, its extension or renewal thereof. During the term of the Sublease, Subtenant shall provide Sublandlord with such documentation and certification as Sublandlord may reasonably require from time to time to confirm that subtenant’s insurance coverage remains in effect. The waiver of claims and waiver of subrogation set forth in Paragraph 35 of the Master Lease shall be mutual as between Sublandlord and Subtenant. Subtenant shall have the right to satisfy its insurance requirements under a blanket policy or policies of insurance.

8. Improvements to the Subleased Premises. Subtenant shall be allowed to only make alterations, additions or nonstructural improvements (hereinafter referred to as “Alterations”) to the Subleased Premises, subject to its first obtaining the prior written consent of both (i) Master Landlord in accordance with Paragraph 23 of the Master Lease, and (ii) Sublandlord, which consent by Sublandlord shall not be unreasonably withheld, conditioned or delayed. All Alterations by Subtenant shall be performed in accordance with the terms and conditions of the Master Lease at Subtenant’s sole cost and expense (except as provided in Section 6 above) and shall be made in a good and workmanlike manner, lien free and in accordance with all applicable laws and regulations. All Alterations by Subtenant shall be conducted in such a manner as to minimize any disruption to the business of Sublandlord or any other tenants in the Building. Subtenant will indemnify, hold harmless and defend Sublandlord, its officers, employees, and agents (with counsel reasonably acceptable to Sublandlord) against all claims, judgments, damages, penalties, fines, costs, fees, losses, liabilities and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of consultants, attorneys, and experts) arising out of or in connection with the removal of any such Alterations or any violation of the foregoing provisions of this paragraph or any violation of the Master Lease in connection with any Alterations.

9. Use. Notwithstanding any provision of the Master Lease to the contrary, subject to the consent of Master Landlord, Subtenant and any permitted sublessee or assignee of Subtenant may use the Subleased Premises for general office purposes and related lawful uses. The Subleased Premises shall not be used for medical or governmental purposes.

10. Right of Entry. Master Landlord’s right of entry as set forth in the Master Lease shall inure to the benefit of both Master Landlord and Sublandlord, provided, however, that in no event shall either Master Landlord or Sublandlord enter the Subleased Premises without providing Subtenant with reasonable prior notice of such entry, except in the case of an emergency, in which case Master Landlord and Sublandlord shall make all reasonable efforts to protect the confidentiality of information within the Subleased Premises. Neither the entry by either Master Landlord or Sublandlord shall disrupt or interrupt the normal business operation of Subtenant.

11. Casualty and Condemnation. Notwithstanding any provision in this Sublease, or in the Master Lease, to the contrary, Sublandlord shall have no liability for Master Landlord’s obligations under Paragraphs 17 and 18 of the Master Lease or any other provision of the Master Lease to repair or restore the Subleased Premises or any part thereof in the event of damage by fire or other casualty or in the event of a condemnation, in whole or in part, of the Subleased Premises or the Building. To the extent Sublandlord shall be entitled to any abatement of any rent with respect to any portion of the Subleased Premises under the Master Lease, Subtenant shall have a corresponding abatement, and to the extent that Sublandlord has the right to terminate the Master Lease pursuant to said Paragraphs, Subtenant shall have a corresponding right to terminate this Sublease. In no case shall Sublandlord exercise any right to terminate the Master Lease without Master Landlord signing a non-disturbance agreement with Subtenant which shall recognize Subtenant’s rights under the Sublease. Any notices to be provided by Subtenant pursuant to the Master Lease shall be provided to both Sublandlord and Master Landlord. Any notices received by Sublandlord pursuant to the Master Lease relating to the Subleased Premises or which would materially affect the rights of Subtenant shall be promptly provided to Subtenant. If Master Landlord defaults in any of its obligations with respect to the Subleased Premises under the Master Lease, and Sublandlord fails to diligently enforce its rights against the Master Landlord thereunder, then subject to the terms of Subtenant’s indemnification obligations set forth herein, Subtenant shall have the same rights which would have been exercisable by Sublandlord under the Master Lease with respect to the Subleased Premises, to pursue a claim, action, proceeding or arbitration for injunction, damages, or other remedy against Master Landlord.

12. Notices. Notices shall be given to the parties in accordance with Paragraph 30 of the Master Lease or the provisions hereof, to the parties at the following addresses:

If to Sublandlord, to:	Vista Healthplan, Inc. 1340 Concord Terrace Sunrise, FL 33323 Fax: (954) 858-3500

and a copy to:	General Counsel Vista Healthplan, Inc. 1340 Concord Terrace Sunrise, FL 33323 Fax:

If to Subtenant, to:	Rewards Network Services Inc. 2 North Riverside Plaza Suite 950 Chicago, IL 60606 Attn: Laura Lazarczyk Fax: (312) 521-6768

and a copy to:	Gardner Carton & Douglas LLP 191 North Wacker Drive Suite 3700 Chicago, IL 60606 Attn: Thomas Buranosky Fax: (312) 569-3237

13. Brokers. The parties warrant to each other that they have not directly or indirectly dealt with any brokers concerning this Sublease other than Banks deOlazarra Properties Group, Inc., agent for Sublandlord, and Newmark Knight Frank, agent for Subtenant. Sublandlord agrees to be responsible for payment of any sums due the parties’ respective agents named above. Each party agrees to defend, indemnify and hold the other and their officers, employees and agents (with counsel reasonably acceptable to the indemnified party) harmless from and against all other claims judgments, damages, penalties, fines, costs, fees, liabilities, losses and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of consultants, attorneys and experts) in connection with commissions relating to the execution and delivery of this Sublease (or out of negotiations between Sublandlord and Subtenant in respect to leasing of the Subleased Premises), which arise directly out of the indemnifying party’s breach of the provisions of this paragraph.

14. Assignment and Subletting. Subtenant shall not, without the prior written consent of the Sublandlord transfer, assign or sublet all or any portion of its interest under this Sublease, to any entity; provided, however, Subtenant may, without such consent, assign or sublet to any wholly-owned affiliate of Subtenant or Subtenant’s parent company which controls, is controlled by or is under common control with the Subtenant, or to any entity resulting from the merger or consolidation with Subtenant, or to any person or entity which acquires all the assets of Subtenant as a going concern. Sublandlord shall not unreasonably withhold, condition or delay its consent to any assignment or subletting.

15. Environmental Matters. Notwithstanding any provision in this Sublease, or in the Master Lease, to the contrary, Subtenant shall not be responsible to Sublandlord or to Master Landlord for any toxic contamination on, at, or about the Subleased Premises, unless such toxic contamination was directly caused by Subtenant’s construction of the Alterations or by any other activity of Subtenant, its agents, employees, invitees, subtenants or contractors on the Subleased Premises or at the Building.

16. Parking. Parking shall be available to Subtenant, its employees and invitees on a basis of four spaces per one thousand square feet of leased space. Parking is unassigned, unreserved, and uncovered.

17. Default of Subtenant.

A. Subtenant’s Default. The occurrence of any one or more of the following shall constitute a default hereunder by Subtenant:

(i) failure to pay Monthly Base Rent or any Additional Rent when due, if the failure continues for five (5) business days after written notice of non-payment has been received by Subtenant from Sublandlord;

(ii) failure to perform any other provision of the Master Lease or this Sublease, if such failure to perform is not cured within thirty (30) business days after written notice has been received by Subtenant from Sublandlord, provided that, if the failure cannot reasonably be cured within such thirty (30) business day period, Subtenant shall not be in default of this Lease if Subtenant commences to cure the failure within the thirty (30) business day period and diligently and in good faith continues to prosecute such cure to completion; or

(iii) If any proceeding shall be instituted by or against Subtenant under the bankruptcy laws or other debtor relief laws of the United States or any state, or if Subtenant shall make an assignment for the benefit of creditors, or if Subtenant’s interest herein shall be sold under execution or other legal process, or if a trustee in bankruptcy or a receiver is appointed for Subtenant.

Subtenant shall not be deemed to be in default under this Sublease by virtue of any default of Sublandlord under the Master Lease unless such default of Sublandlord was caused in whole or in part by the default of Subtenant under this Sublease.

B. Sublandlord’s Remedies. In the event of any default of Subtenant under this Sublease, Sublandlord may exercise all of the rights and remedies of “Master Landlord” under Paragraph 14 of the Master Lease, as well as enforcing Subtenant’s indemnification obligations under Paragraph 6 hereof. In addition to Sublandlord’s rights of self-help set forth elsewhere in this Sublease, if any, if Subtenant at any time fails to perform any of its non-monetary obligations under this Sublease within the applicable cure period following written notice from Sublandlord to Subtenant, then Sublandlord shall have the right, but not the obligation, upon giving Subtenant at lease five (5) additional business days’ prior written notice of its election to do so (in the event of any emergency no prior notice shall be required), to perform such obligations on behalf of and for the account of Subtenant and to take all such reasonable action to perform such obligations. In such event, Sublandlord’s reasonable and documented costs and expenses incurred therein shall be paid for by Subtenant within thirty (30) days of receipt of written invoice and documentation from Sublandlord, with interest thereon at ten percent (10%) per annum from the date due until the date of payment. The performance by Sublandlord of any obligation shall not constitute a release or waiver of Subtenant therefrom. Subtenant hereby waives any claim and releases Sublandlord and Sublandlord’s agents, contractors and employees from all liability for damage occasioned by any action taken pursuant to this Paragraph, except to the extent resulting from the negligence or willful misconduct of Sublandlord, its agents, employees or contractors.

18. Sublandlord Default under Sublease and Master Lease. Sublandlord shall not be deemed to be in default under this Sublease by virtue of any default of Sublandlord under the Master Lease, which default of Sublandlord was caused wholly or in part by the default of Subtenant under this Sublease. In the event of any default of Sublandlord under this Sublease or under the Master Lease, Subtenant may exercise all of the rights and remedies available to it at law or in equity, as well as enforcing Sublandlord’s indemnification obligations under Paragraph 5 hereof.

19. Quiet Enjoyment. Sublandlord covenants that Subtenant, on paying the rent and performing the covenants set forth in this Sublease and the Master Lease with respect to the Subleased Premises, shall peaceably and quietly hold and enjoy throughout the Sublease Term, the Subleased

Premises and such rights as the Subtenant may hold with respect to the remainder of the Building in accordance with and pursuant to the terms of this Sublease without hindrance or molestation by Sublandlord or anyone for whose acts Sublandlord is responsible. Notwithstanding the foregoing, construction activities of the Sublandlord in portions of the Master Premises which are not part of the Subleased Premises in conjunction with any sublease of the Building by Sublandlord, if any, which occurs after the Commencement Date, will not constitute a breach of this Paragraph, so long as Sublandlord uses commercially reasonable efforts to minimize the adverse impact of such activities to prevent disruption and/or interruption to Subtenant’s business activity.

20. Notices from Master Landlord. Promptly upon its receipt of same, Sublandlord shall deliver to Subtenant copies of all notices and/or communications regarding the Master Lease, Subtenant, this Sublease or Subtenant’s occupancy of the Subleased Premises, which Sublandlord receives from Master Landlord. Promptly upon its receipt of same, Subtenant shall deliver to Sublandlord copies of all notices and/or communications regarding the Master Lease, Sublandlord, this Sublease or Sublandlord’s occupancy of the balance of the Master Premises, which Subtenant receives from Master Landlord.

21. Authority. Subtenant and Sublandlord (subject to obtaining Master Landlord’s consent) each hereby represent and warrant to the other that it has the full right, power and authority to enter into this Sublease upon the terms and conditions set forth herein and that the person or persons or representatives executing this Sublease on its behalf is or are authorized to do so.

22. Financial Information. Notwithstanding any provision in the Master Lease or this Sublease to the contrary, in the event that Subtenant is ever obligated to provide Sublandlord or Master Landlord with financial information about its operations, Subtenant’s delivery of Rewards Network Inc.’s most recent publicly disclosed financial statements and/or annual report shall satisfy Subtenant’s obligation.

23. Sublease Contingencies. The parties acknowledge that this Sublease is subject to, and contingent upon (i) the receipt by Sublandlord and Subtenant of the accepted and executed Consent to Sublease of Master Landlord; and (ii) Subtenant securing a lease with Master Landlord for the Subleased Premises for a term of four years commencing upon the expiration of the Sublease Term. Sublandlord shall concurrently with its execution of this sublease provide Subtenant with the Consent to Sublease required by subparagraph (i) above.

Subtenant shall have ten (10) business days from the date of execution of this Sublease by both parties to provide Sublandlord written documentation that the requirements of subparagraph (ii) above have been satisfied. In the event that Subtenant fails to do so, this Sublease shall be null and void.

24. Costs. Sublandlord and Subtenant shall each pay their respective costs and expenses incurred with regard to the negotiation, drafting and execution of this Sublease and the related documents.

25. Sublandlord Representations/Sublandlord Indemnification. Sublandlord represents to Subtenant that, as of the Delivery Date, (i) the Master Lease, as delivered to Subtenant, is a true, complete and correct copy of the Master Lease, and there are not other agreements which modify its terms, (ii) the Master Lease is in full force and effect, and that there exists under the Master Lease no default or event of default by either Master Landlord or Sublandlord, nor, to the best of Sublandlord’s knowledge, has there occurred any event of default which, with the giving of notice or the passage of time or both, could constitute such a default or event of default, (iii) Sublandlord has not received any notification from municipal, state or federal authorities pertaining to all or any portion of the Subleased

Premises or its occupancy thereof that requires any alteration, maintenance or restoration of all or any part of the Subleased Premises, and (iv) to the best of Sublandlord’s knowledge, neither Master Landlord nor Sublandlord has failed to repair or maintain any portion or component of the Building or the Premises as required under the Master Lease.

26. Access, Security, & Hours of Operation. The Building Hours are the normal hours of operation for the Subleased Premises and shall be Monday through Friday from 8:00 AM to 6:00 PM, and Saturday from 9:00 AM to 1:00 PM. The Subtenant shall have access to the building twenty-four hours per day, seven days per week, fifty-two weeks per year, during the term of this Sublease. Access during times other than the Building Hours shall be by way of a programmable security card system, which has been installed in the Building.

27. Miscellaneous.

A. Time of Essence. Time is of the essence of each provision of this Sublease.

B. Consent of Parties. Whenever consent or approval of either party is required, regardless of any reference to the words “sole” or “absolute”, such consent shall not be unreasonably withheld or delayed. Whenever this Sublease grants Sublandlord or Subtenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Sublandlord and Subtenant shall act reasonably and in good faith and take no action which might result in the frustration of the other party’s reasonable expectations concerning the benefits to be enjoyed under the Sublease.

C. Authority. If either party is a corporation, partnership or other entity, each individual executing this Sublease on behalf of such entity represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of such entity, and that this Lease is binding upon such entity in accordance with its terms.

D. Successors. Except as otherwise provided in this Sublease, this Sublease shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

E. Exhibits. All exhibits referred to are attached to this Sublease and incorporated by reference.

F. Interpretation of Lease. This Sublease shall be construed and interpreted in accordance with the laws of the state of Florida. The provisions of this Sublease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party.

G. Integrated Agreement; Modification. This Sublease contains all the agreements of the parties and is intended by the parties to be a final, complete and exclusive statement of their entire agreement with respect to the subject matter of this Sublease. This Sublease supersedes any and all prior and contemporaneous agreements and understandings of any kind relating to the subject matter of this Sublease. There are no other agreements, understandings, representations, warranties, or statements, either oral or in written form, concerning the subject matter of this Sublease. No alteration, modification, amendment or interpretation of this Lease shall be binding on the parties unless contained in a writing, which is signed by both parties.

H. Severability. The unenforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal and all remaining provisions of this Sublease shall remain in full force and effect to the maximum extent permitted by law.

I. Professional Fees and Costs. If either Sublandlord or Subtenant should bring suit against the other with respect to this Sublease, then all costs and expenses, including without limitation, reasonable professional fees and costs such as appraisers’, accountants’ and attorneys’ fees and costs, incurred by the party which prevails in such action, whether by final judgment or out of court settlement, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment or appeal. As used herein, attorneys’ fees and costs shall include, without limitation, reasonable attorneys’ fees, costs and expenses incurred in connection with any (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; (v) bankruptcy litigation; and (vi) costs of appeal.

J. Terms and Headings. The words “Sublandlord” and “Subtenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The paragraph headings of this Lease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.

K. Recording. Provided Master Landlord consents in accordance with the terms of the Master Lease, Subtenant may record a short form memorandum of this Sublease upon written notice to Sublandlord and Master Landlord.

L. Sublandlord’s Covenants. Sublandlord covenants, as a material part of the consideration for this Sublease, to keep and perform each and all of said terms, covenants and conditions for which Sublandlord is liable and that this Sublease is made upon the condition of such performance.

M. Late Charges. If any payment is not received by Sublandlord by 12:00 midnight on the 7th calendar day following the day on which the payment is due, a late fee shall be due and payable by Subtenant to Sublandlord as additional rent equal to five percent (5%) of the delinquent payment.

N. Waiver. The failure of Subtenant to seek redress for violation of, or to insist upon the strict performance of, any term, covenant or condition of the Lease shall not be deemed a waiver of such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of the original violation, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of Subtenant to insist upon the performance by Sublandlord of its obligations in strict accordance with said terms. Any payment of rents or other sums hereunder by Subtenant shall not be deemed a waiver of any preceding breach by Sublandlord of any term, covenant or condition of this Sublease, regardless of Subtenant’s knowledge of such preceding breach at the time of payment of such rent or other sums. Further, Subtenant does not waive any claim against Sublandlord arising from any intentional misconduct or negligence by Sublandlord resulting in any loss to Subtenant except to the extent that such loss is to property (rather than injury to persons) and Subtenant is fully compensated for such loss by insurance proceeds. To the extent Subtenant is waiving its subrogation rights or is required to obtain waivers of subrogation rights with respect to its insurance policies, any such waiver by Subtenant is expressly conditioned on such waiver not invalidating Subtenant’s insurance policies and the availability of waivers of subrogation rights under such insurance policies.

O. Arbitration. In the event of any dispute between Sublandlord and Subtenant other than with respect to any alleged monetary default by Subtenant in the payment of Monthly Rent, such dispute shall be resolved through binding arbitration Any such arbitration shall be held and conducted, within thirty (30) days after the selection of an arbitrator. In the event that the parties are unable to agree to an arbitrator within ten (10) business days following either party’s demand for arbitration, either party may petition the court for appointment of one or more arbitrators pursuant to Section 682.04, Florida Statutes or its successor statute. The provisions of the Commercial Arbitration Rules of the American Arbitration Association shall apply and govern such arbitration, subject, however, to the following:

(i) Any demand for arbitration shall be in writing and must be made and served within a reasonable time after the claim, dispute or other matter in questions has arisen and in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statute of limitations.

(ii) All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties. A party can require the arbitrator to make specific rulings on specific items or questions of fact. The arbitrator shall be bound by the provisions of this Sublease, and shall not add to, subtract from or otherwise modify such provisions. Final decision by the arbitrator must be provided to the parties within thirty (30) days from the date on which the matter is submitted to the arbitrator.

(iii) The prevailing party (as defined below) shall be awarded reasonable attorneys’ fees, expert and nonexpert witness costs and expenses (including without limitation the fees and costs of the court reporter described in Subparagraph (b) above), and other costs and expenses incurred in connection with the arbitration, unless the arbitrator for good cause determines otherwise. As used herein, the term “prevailing party” shall mean the party, if any that the arbitrator determines is “clearly the prevailing party.” Costs and fees of the arbitrator shall be borne by the nonprevailing party, unless the arbitrator for good cause determines otherwise. If there is no prevailing party, the parties shall bear their own fees and costs and split the fees and costs of the arbitrator and court reporter.

(iv) The award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on it in accordance with applicable law in any court having jurisdiction over the matter. The provisions of this Section are not intended to alter the applicable provisions of law, which provide the grounds on which a court may vacate an arbitration award.

28. Security Deposit. No security deposit shall be required of Subtenant.

29. Conflict of Terms. In the event of a conflict of terms between the Master Lease and this Sublease, the terms of this Sublease shall prevail.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease or have caused this Sublease to be executed by their designated representatives as of the date first above written.

Sublandlord:	Vista Healthplan, Inc., a Florida corporation

	By:	/s/ Linda Evans
	Name:	Linda Evans
	Title:	VP Corporate Services

Subtenant:	Rewards Network Services Inc., a Delaware corporation

	By:	/s/ Ronald L. Blake
	Name:	Ronald L. Blake
	Title:	President and Chief Executive Officer